Filed Pursuant to Rule 433 Dated August 26, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Index Linked Securities

Market Linked Securities – Leveraged Upside Participation with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index due March 3, 2033

Term Sheet to the Preliminary Pricing Supplement dated August 26, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures	The Dow Jones Industrial Average®, the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date*	August 28, 2026
Issue Date*	September 2, 2026
Face Amount (Original Offering Price)	$1,000 per security
Maturity Payment Amount (per Security)

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

●if the ending level of the lowest performing Index is greater than its starting level:

$1,000 + ($1,000 × index return of the lowest performing Index × upside participation rate);

●if the ending level of the lowest performing Index is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000 + ($1,000 × absolute value return of the lowest performing Index); or

●if the ending level of the lowest performing Index is less than its threshold level:

$1,000 + [$1,000 × (index return of the lowest performing Index + buffer amount)]

Calculation Day*	February 28, 2033, subject to postponement
Stated Maturity Date*	March 3, 2033, subject to postponement
Lowest Performing Index	The Index with the lowest index return on the calculation day.
Starting Level	With respect to each Index, its closing level on the pricing date
Ending Level	With respect to each Index, its closing level on the calculation day
Threshold Level	With respect to each Index, 70% of its starting level
Buffer Amount	30%
Upside Participation Rate	At least 188.00%, to be determined on the pricing date
Index Return	The percentage change from its starting level to its ending level, measured as follows: (ending level – starting level) / starting level
Absolute Value Return	With respect to each Index, the absolute value of its index return. For example, a -5% index return will result in a +5% absolute value return.
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 4.37%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 3.50%, and WFA may receive a distribution expense fee of 0.12%.

CUSIP / ISIN	06419TTF5 / US06419TTF56
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

# Hypothetical Payoff Profile

100% of absolute value return for decrease of not more than buffer amount
188% upside participation rate
Security Return at Maturity
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Index Return of Lowest Performing Index at Maturity
Hypothetical Index Return of Lowest Performing Index
Hypothetical Security Return

*** Assumes the upside participation rate is equal to the minimum upside participation rate specified herein.

If the ending level of the lowest performing Index is less than its threshold level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing Index in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the level of the lowest performing Index from its starting level in excess of the buffer amount.

As a result, if the ending level of the lowest performing Index on the calculation day is less than its threshold level, you will lose some, and possibly up to 70%, of the face amount at maturity.

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the lowest performing Index from its starting level to its ending level.

If the securities priced today, the estimated value of the securities would be between $885.29 (88.529%) and $915.29 (91.529%) per $1,000 face amount. See “Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226041660/bns_424b2-27846.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, underlier supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose Some, And Possibly Up To 70%, Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If Another Index Performs Favorably.

●Your Potential For A Positive Return From Any Decrease Of The Level Of The Lowest Performing Index Is Limited And The Return On The Securities May Change Significantly Despite Only A Small Difference In The Degree Of Change In The Ending Level Of The Lowest Performing Index Relative To Its Starting Level.

●Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On The Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Index.

●You Will Be Subject To Risks Resulting From The Relationship Among The Indices.

●No Periodic Interest Will Be Paid On The Securities.

●The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank’s Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank’s Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank’s Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Levels Of The Indices Or Their Constituent Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Indices

●The Indices Reflect Price Return Only And Not Total Return.

●Investing In The Securities Is Not The Same As Investing In The Indices.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.

●We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment In The Securities Is Subject To Risks Associated With Foreign Companies.

●The EURO STOXX 50® Index Will Not Be Adjusted For Changes In Exchange Rates Related To The U.S. dollar, Which Might Affect The EURO STOXX 50® Index.

●The Securities Are Subject To Non-U.S. Securities Market Risk.

●An Investment In The Securities Is Subject To Risks Associated With The Eurozone.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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